Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279958

PROSPECTUS SUPPLEMENT NO. 37

(to Prospectus dated October 4, 2024)

MSP RECOVERY, INC.

56,896 Shares of Class A Common Stock

This prospectus supplement no. 37 amends and supplements the prospectus dated October 4, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-279958). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 56,896 shares of our Class A Common Stock, par value $0.0001 per share, including: (i) up to 28,572 shares of our Class A Common Stock issuable upon exercise of warrants (the “VRM Warrants”) issued to Virage Recovery Master, LP (“VRM”) pursuant to the MTA Amendment No. 2 and Amendment to the Amended and Restated Security Agreement (the “Second Virage MTA Amendment”) dated November 13, 2023; (ii) 2,858 shares of our Class A Common Stock issued to Virage Recovery Participation LP (“VRP”) and up to 14,286 shares of our Class A Common Stock issuable upon exercise of a warrant issued to VRP (the “VRP Warrant”), in partial satisfaction of amounts owed by the Company pursuant to that certain Services Agreement dated May 20, 2022 between Virage Capital Management LP (“Virage”) and the Company; and (iii) 11,180 shares of our Class A Common Stock issued to Palantir Technologies, Inc. (“Palantir”) as consideration for certain products and services rendered by Palantir. As the exercise price of the VRM Warrants and the VRP Warrant is only $0.0175 per share, should the VRM Warrants or the VRP Warrant be exercised, we would only receive nominal proceeds therefrom.

Our Common Stock, Public Warrants and New Warrants are listed on Nasdaq under the symbols “MSPR,” “MSPRZ,” and “MSPRW.” On December 18, 2025, the closing price of Common Stock was $0.2601 per share, the closing price of our Public Warrants was $0.0242 per warrant and the closing price of our New Warrants was $0.002 per warrant.

Effective at 11:59 PM EDT on September 1, 2025, the Company amended its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect a 1-for-7 reverse stock split of the Company’s common stock (the “Reverse Split”). Unless otherwise noted, the share and per share information in this Prospectus Supplement No. 37 have been adjusted to give effect to the Reverse Split.

Investing in our securities involves risks. Before you invest in our securities, please carefully read the information provided in the “Risk Factors” section beginning on page 9 of the Prospectus and any in any applicable prospectus supplement, and Item IA of our Annual Report on Form 10-K for the fiscal year ending December 31, 2024, filed with the SEC on April 16, 2025.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 22, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2025

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39445 (Commission File Number)	84-4117825 (I.R.S. Employer Identification No.)

3150 SW 38th Avenue Suite 1100 Miami, Florida		33146
(Address of principal executive offices)		(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MSPR	Nasdaq Capital Market

Redeemable warrants, each lot of 4,375 warrants exercisable for one share of Class A common stock at an exercise price of $50,312.50 per share	MSPRW	Nasdaq Capital Market

Redeemable warrants, each lot of 4,375 warrants exercisable for one share of Class A common stock at an exercise price of $0.4375 per share	MSPRZ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on October 22, 2025, the Company received a Staff Delisting Determination (the “Delisting Notification”), notifying the Company that it was not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, under Listing Rule 5550(b)(1), as the Company’s stockholders’ equity reported in the Company’s Form 10-K for the year ended December 31, 2024, was below the required minimum of $2.5 million, and the Company did not meet the alternative compliance standards, relating to the market value of listed securities of $35 million or net income from continuing operations of

$500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

On October 29, 2025, the Company timely requested a review of the Delisting Notification by a Hearings Panel (the “Panel”), and on November 21, 2025, the Company timely submitted its Required Written Submission to the Panel. The hearing request stayed suspension of trading of the Company’s securities and the filing of the Form 25-NSE, pending the Panel’s decision.

On November 28, 2025, the Company received an additional staff determination letter (“Additional Staff Determination”) indicating that the bid price of the Company’s listed securities has closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, the Company is not in compliance with Listing Rule 5550(a)(2). The Staff determined that such non-compliance served as an additional basis for delisting the Company’s securities from Nasdaq. The Company was afforded an opportunity to present its views to the Panel with respect to this additional deficiency at the December 11, 2025 hearing.

On December 11, 2025, the Panel held a hearing on the Appeal of the Staff’s October 22, 2025 and November 28, 2025 decisions to commence proceedings to delist the common stock of the Company. On December 18, 2025, the Company received further notice that the Panel had denied the Appeal, and that the Company’s common stock will be delisted from trading on Nasdaq based on the failure to comply with the minimum stockholders’ equity requirement and the minimum bid price rule. Accordingly, the Company’s common stock will be suspended from trading on Nasdaq effective with the open of trading on December 22, 2025. Commencing on December 22, 2025, we expect the Company’s common stock to continue to trade on the OTC Markets OTCQB market under the ticker “MSPR.”

Item 9.01. Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number	Description
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.
Dated: December 22, 2025

	By:	/s/ Francisco Rivas-Vasquez
	Name:	Francisco Rivas-Vasquez
	Title:	Chief Financial Officer